UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2014

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 673-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 18, 2014, at the Annual Meeting of Stockholders of Celgene Corporation (the “Company”), the stockholders approved an amendment to the Company’s Certificate of Incorporation increasing the authorized shares of common stock and effecting a two-for-one stock split. The amendment to the Company’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 18, 2014 increasing the Company’s authorized common stock from 575,000,000 to 1,150,000,000 and effecting the stock split. Reference is made to the amendment to the Company’s Certificate of Incorporation, which is attached to this Report as Exhibit 3.1.

Accordingly, the record date for determining those holders who are entitle to receive the stock split shares is June 18, 2014. The new shares are expected to be distributed on June 25, 2014 and the adjusted stock price is expected to be reflected on the Nasdaq Stock Market on June 26, 2014. Each stockholder of record on the close of business on the record date will receive one additional share of common stock for each share held to the extent such shares are still held as of the Payment Date. All shares issued as a result of the stock split will be issued in book-entry form, either through the Direct Registration System (“DRS”) or as a credit to an existing account of a stockholder of record. Consequently, certificates representing shares of common stock currently issued should be retained by each stockholder and should not be returned to the Company or to its transfer agent, as it will not be necessary to submit outstanding certificates for exchange.

Reference is made to the Company’s press release, which is attached to this Report as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

d) Exhibits

Exhibit 3.1 – Amendment to the Company’s Certificate of Incorporation

Exhibit 99.1 – Press Release dated June 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: June 19, 2014

	By:	/s/ Robert J. Hugin
	Name:	Robert J. Hugin
	Title:	Chairman and Chief Executive Officer